Filed Pursuant to Rule 424(b)(2)

Registration No. 333-214909

Amendment No. 1 to Prospectus

Dated February 22, 2017

PRESBIA PLC

Subscription Rights to Purchase Ordinary Shares

Offered Pursuant to Subscription Rights Distributed to Shareholders of Presbia PLC

This Amendment No. 1 to Prospectus amends the prospectus dated January 26, 2017 (the “Original Prospectus”). This Amendment No. 1 to Prospectus is incorporated by reference into the Original Prospectus and should be read in conjunction therewith. This Amendment No. 1 to Prospectus is not complete without, and may not be delivered or used except in conjunction with, the Original Prospectus.

An investment in our ordinary shares involves risk. You should carefully consider the information under the heading “Risk Factors” on Page 19 of the Original Prospectus before investing in our rights offering.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if any prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

EXTENSION OF SUBSCRIPTION PERIOD

We have distributed to our shareholders of ordinary shares of record as of February 6, 2017, non-transferable and non-tradeable subscription rights to purchase ordinary shares. We distributed one subscription right for each ordinary share owned as of the record date and each subscription right entitles its holder to purchase 0.335297256 ordinary shares at a subscription price of $3.00 per whole share.

The rights are currently exercisable and, under the Original Prospectus, were scheduled to expire if not exercised by 5:00 p.m., Eastern Time, on February 23, 2017. As provided in the Original Prospectus, we are extending the period for exercising the rights until 5:00 p.m., Eastern Time, on Wednesday, March 8, 2017. If you want to exercise your rights, you must submit your subscription documents before the new expiration date of 5:00 p.m., Eastern Time, on Wednesday, March 8, 2017.

All references in the Original Prospectus to the expiration date for exercise of subscription rights are hereby amended as described herein. All other descriptions, terms and conditions set forth in the Original Prospectus remain unchanged.

The date of this Amendment No. 1 to Prospectus is February 22, 2017.